Exhibit 99.1

Cornell Companies, Inc.
AT THE COMPANY: Christine Parker – Director, Investor Relations (713) 623-0790

CORNELL ANNOUNCES RESIGNATION OF
GENERAL COUNSEL AND SECRETARY

Houston, TX (August 28, 2006) — Cornell Companies, Inc. (NYSE: CRN) announced today that Mark S. Croft, the General Counsel and Secretary of the Company, resigned on Saturday, August 26, 2006, to attend to personal matters unrelated to his role as an officer of the Company.  Patrick N. Perrin, Senior Vice President and Chief Administrative Officer, has been appointed to the office of Secretary of the Company to succeed Mr. Croft.

About Cornell Companies

Cornell Companies, Inc. is a leading private provider of corrections, treatment and educational services outsourced by federal, state and local governmental agencies. Cornell provides a diversified portfolio of services for adults and juveniles, including incarceration and detention, transition from incarceration, drug and alcohol treatment programs, behavioral rehabilitation and treatment, and grades 3-12 alternative education in an environment of dignity and respect, emphasizing community safety and rehabilitation in support of public policy. The company (www.cornellcompanies.com) has 79 facilities in 17 states, offering a total service capacity of 19,226.

Certain statements included in this news release are intended as “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cautions that actual future results may vary materially from those expressed or implied in any forward-looking statements. More information about the risks and uncertainties inherent in the Company’s businesses relating to these forward-looking statements are found in the Company’s SEC filings, which are available free of charge on the SEC’s web site at http://www.sec.gov.

# # #